                                                                    Exhibit 12.1


The following illustrates the computation of the ratio of earnings to fixed charges for the years ended December 31,


                                                   1994         1995       1996         1997         1998
                                                  --------    --------    --------    --------     --------
Fixed Charges
      Interest Expense                            $    163    $    252    $     91    $    981     $  9,450
      Amortization of deferred financing costs                                              48        3,645
      Interest Component of operating leases           256         442         608       1,080        1,721
                                                  ========    ========    ========    ========     ========
      II. Total Fixed Charges                     $    419    $    694    $    699    $  2,109     $ 14,816
                                                  ========    ========    ========    ========     ========


Earnings
      Income before income taxes                  $  3,506    $  1,014    $  8,432    $ (5,502)    $(10,114)
      Fixed charges                                    419         694         699       2,109       14,816
                                                  ========    ========    ========    ========     ========
      I.  Total Earnings                          $  3,925    $  1,708    $  9,131    $ (3,393)    $  4,702
                                                  ========    ========    ========    ========     ========
Ratio of Earnings to Fixed Charges
      (I divided by II)                                9.4         2.5        13.1      (a)          (b)
                                                  ========    ========    ========    ========     ========

The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include cash interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor).

      (a) Earnings were inadequate to cover fixed charges by $5,502,000. This shortfall was attributable to the expenses incurred in connection with the Recapitalization, including compensation charges of $17,924,000 for bonuses and phantom stock payments and transaction fees and expenses of $1,967,000.00

      (b) Earnings were inadequate to cover fixed charges by $10,114,000. This shortfall was attributable to a full year of interest expense on debt incurred with the Recapitalization, amortization and write-off of deferred financing costs of $3,645,000 and a one-time reserve for the termination of Interactive Voice Response leases of $850,000.